Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2024, with respect to the financial statements included in the Annual Report of HCW Biologics Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of HCW Biologics Inc. on Form S-3 (File No. 333-266991) and Form S-8 (File No. 333-258067).

/s/ GRANT THORNTON LLP

Miami, Florida

April 1, 2024